EXHIBIT 23.1


                                Malkewicz Hueni Associates, Inc.
                                (LOGO)

March 22, 1996



Mr. Dave Ahl
Manager SEC Reporting
Giant Industries, Inc.
23733 North Scottsdale Road
Scottsdale, Arizona 85255

Gentlemen:

The firm of Malkewicz Hueni Associates, Inc. was returned to conduct a year-end audit, effective December 31, 1995, of reserves for oil and gas interests held by Giant Industries Inc. ("Giant") through its wholly-owned subsidiaries, Giant Exploration & Production Company, Ciniza Production Company and Giant Mid-Continent, Inc. This letter authorizes Giant to use Malkewicz Hueni Associates, Inc.'s report, dated February 23, 1996 regarding the December 31, 1995 reserve audit, in preparing its Form 10-K Annual Report to be filed with the United States Securities and Exchange Commission.

Malkewicz Hueni Associates Inc. has no interest in Giant or any of its affiliated companies or subsidiaries and is not entitled to receive any such interest as payment for such reports. Malkewicz Hueni Associates Inc. is not employed by Giant on a contingent basis.


Very truly yours,

MALKEWICZ HUENI ASSOCIATES, INC.


/s/  M. DAVID CLOUATRE
--------------------------------
M. DAVID CLOUATRE
REGISTERED PETROLEUM ENGINEER



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